Exhibit 99.1

AptarGroup Reports Record Third Quarter Results;
Expands Presence in India

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 26, 2011--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter results and announced an acquisition and new facility in India.

Third Quarter 2011 Summary

  Reported sales rose 16% to a third quarter record of $601 million
  Sales before currency effects grew 10%
  All three segments continued strong core sales growth
  Beauty + Home and Food + Beverage segment income margins were pressured
  Reported diluted earnings per share increased 6% to a third quarter record of $.72
  Presence in India expanding with post-quarter acquisition and new Pharma facility construction

THIRD QUARTER RESULTS

Reported sales increased 16% to $601.2 million from $517.5 million a year ago. Changes in foreign currency exchange rates contributed 6%.

Third Quarter Segment Sales Analysis
(Change Over Prior Year)
				Total
	Beauty + Home	Pharma	Food + Beverage	AptarGroup
Product Sales (including tooling)	6%	15%	21%	10%
Currency Effects	6%	10%	4%	6%
Total Reported Growth	12%	25%	25%	16%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “I am pleased to report we achieved record third quarter results. Sales were driven by core growth from each of our segments and positive currency translation effects. Particularly strong increases in sales were recorded by our Pharma and Food + Beverage segments. Our Pharma segment experienced strong demand from consumer health care and prescription drug customers for our industry-leading delivery solutions. Our Food + Beverage segment’s sales rose due to increased demand for our unique dispensing closures for beverage products as well as the continued success of several food launches by key customers. Our Beauty + Home segment’s sales grew over the prior year primarily due to increased demand from the personal care, fragrance/cosmetic and household markets.”

Pfeiffer continued, “We achieved record third quarter earnings per share of $.72 mainly due to the strength of our Pharma segment. Our Beauty + Home segment’s income declined compared to the prior year due to product mix, certain underutilized capacity, and higher professional fees. These negative effects, however, were more than offset by an increase in our Pharma segment’s income that was driven by strong sales volumes across all products and markets. While our Food + Beverage segment’s income increased over the prior year, it was negatively affected by higher structure costs for this new segment as well as start-up costs related to our new U.S. facility.”

YEAR-TO-DATE RESULTS

Pfeiffer stated, “The first nine months of this year were very strong. Year-to-date reported sales grew 16% with core sales accounting for 10% of the growth and changes in currency exchange rates contributing the other 6%. The strong core sales growth was driven by growth in every segment. Year-to-date reported sales reached approximately $1.8 billion, up from $1.5 billion a year ago. Reported diluted earnings per share increased 9% to $2.08 per share compared to $1.90 per share a year ago.

EXPANSION IN INDIA

Earlier this month, AptarGroup acquired T.K.H. Plastics Private Limited (“TKH”), a leading provider of injection molded dispensing closures in India, for approximately $17 million in cash and $1 million in assumed debt. TKH has been serving the local Indian personal care, food, and beverage markets since 2000 and has been a licensee of AptarGroup’s dispensing closure products since 2006. TKH had annual revenues of approximately $8 million in the most recent fiscal year.

In addition, AptarGroup’s new pharmaceutical device facility in Mumbai is nearing completion. This facility, which is expected to be fully operational at the beginning of 2012, will provide clean-room capacity to serve AptarGroup’s customers in the region.

Commenting on the developments in India, Pfeiffer said, “These steps are part of our strategy to expand our footprint in the region. We recognize that India is a significant and growing market. The acquisition allows us to better serve our personal care, food, and beverage customers and the clean-room facility will enable us to provide locally produced delivery devices to our pharmaceutical customers.”

OUTLOOK

Pfeiffer commented, “We are seeing some caution on the part of certain customers as we head into the end of the year, primarily due to global economic uncertainties. We believe this situation is temporary and that customers are assessing inventory levels after a relatively active past 12 months. Some customers are also intensifying price pressures in light of an unstable economic outlook, particularly in the U.S. and Europe. When we look at the variety of project activity, the strength and focus of our realigned organization, our broad geographic presence, and our strong balance sheet, we are encouraged as we look ahead to 2012. Currently, we expect fourth quarter diluted earnings per share to be in the range of $.57 to $.62 per share compared to our record fourth quarter $.59 per share in the prior year.”

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared on October 19, 2011, a quarterly dividend of $.22 per share, payable November 30, 2011 to shareholders of record as of November 9, 2011.

During the quarter, the Company repurchased 800,000 shares of common stock for approximately $38.8 million, leaving approximately 4.1 million shares authorized for repurchase at the end of the third quarter.

OPEN CONFERENCE CALL

There will be a conference call on Thursday, October 27, 2011 at 9:00 a.m. CT to discuss the Company’s third quarter results for 2011. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Sales	$601,196	$517,537	$1,792,643	$1,545,929
Cost of Sales (exclusive of depreciation
shown below)	406,768	342,539	1,198,919	1,018,870
Selling, Research & Development and
Administrative	86,716	71,105	267,485	221,014
Depreciation and Other Amortization	33,505	32,403	102,024	98,877
Facilities Consolidation and Severance Expenses	-	381	-	381
Operating Income	74,207	71,109	224,215	206,787
Other Income/(Expense):
Interest Expense	(4,141)	(3,477)	(13,368)	(10,580)
Interest Income	1,626	774	4,722	2,048
Equity in income of affiliates	126	-	126	-
Miscellaneous, net	(580)	(260)	(1,286)	(2,401)
Income before Income Taxes	71,238	68,146	214,409	195,854
Provision for Income Taxes	21,995	21,125	69,411	62,979
Net Income	$49,243	$47,021	$144,998	$132,875

Net (Income)/Loss Attributable to Noncontrolling Interests	54	(38)	65	(175)
Net Income Attributable to AptarGroup, Inc.	$49,297	$46,983	$145,063	$132,700
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.74	$0.70	$2.17	$1.97
Diluted	$0.72	$0.68	$2.08	$1.90

Average Numbers of Shares Outstanding:
Basic	66,381	67,213	66,747	67,471
Diluted	68,677	69,374	69,616	69,921

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
ASSETS

Cash and Equivalents	$371,429	$376,427
Receivables, net	400,451	357,110
Inventories	297,430	272,255
Other Current Assets	87,170	58,191
Total Current Assets	1,156,480	1,063,983
Net Property, Plant and Equipment	748,157	724,984
Goodwill, net	227,702	227,029
Other Assets	14,022	16,722
Total Assets	$2,146,361	$2,032,718

LIABILITIES AND EQUITY

Short-Term Obligations	$145,820	$95,566
Accounts Payable and Accrued Liabilities	344,938	327,756
Total Current Liabilities	490,758	423,322
Long-Term Obligations	255,801	258,773
Deferred Liabilities	63,296	70,849
Total Liabilities	809,855	752,944

AptarGroup, Inc. Stockholders' Equity	1,335,729	1,278,923
Noncontrolling Interests in Subsidiaries	777	851
Total Equity	1,336,506	1,279,774

Total Liabilities and Equity	$2,146,361	$2,032,718

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2011	2010	2011	2010
NET SALES
Beauty + Home	$387,501	$346,108	$1,166,501	$1,029,351
Pharma	146,445	117,520	417,152	348,785
Food + Beverage	67,250	53,908	208,990	167,792
Other	-	1	-	1
Total Net Sales	$601,196	$517,537	$1,792,643	$1,545,929

SEGMENT INCOME (1)
Beauty + Home (2)	$32,025	$34,324	$104,555	$101,316
Pharma	44,801	35,091	124,058	98,510
Food + Beverage (2)	6,891	6,443	23,076	24,758
Corporate Expenses and Other	(9,964)	(5,009)	(28,634)	(20,198)
Total Income Before Interest and Taxes	$73,753	$70,849	$223,055	$204,386
Interest Expense, Net	(2,515)	(2,703)	(8,646)	(8,532)
Income before Income Taxes	$71,238	$68,146	$214,409	$195,854

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.3%	9.9%	9.0%	9.8%
Pharma	30.6%	29.9%	29.7%	28.2%
Food + Beverage	10.2%	12.0%	11.0%	14.8%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, and income taxes.

(2) Included in the segment income figures reported above, are consolidation/severance expenses as follows:

CONSOLIDATION/SEVERANCE EXPENSES
Beauty + Home	$-	$(444)	$-	$(444)
Pharma	$-	$-
Food + Beverage	-	63	-	63
Total Consolidation/Severance Expenses	$-	$(381)	$-	$(381)

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424